EXHIBIT 10.1

AMENDED AND RESTATED LEASE AGREEMENT

This Amended and Restated Lease Agreement (this “Lease”) dated as of September 1, 2007, is by and between PILGRIM PARTNERSHIP, L.L.C., a Vermont limited liability company having its office at Post Office Box 447, Waterbury, Vermont 05676, hereinafter “Landlord” and GREEN MOUNTAIN COFFEE ROASTERS, INC., a Delaware corporation having its principal place of business at 33 Coffee Lane, Waterbury, Vermont, hereinafter “Tenant.” This Lease amends and restates a certain Lease Agreement by and between Pilgrim Partnership and Green Mountain Coffee, Inc. dated as of April 28, 1993, as modified by various amendments over time (the “Original Lease”).

ARTICLE 1. Premises; Term

ARTICLE 1.1. Demised Premises. Landlord leases to Tenant and Tenant hires from Landlord of Unit #1 as depicted in Exhibit D, Condominium Plan of Amended and Restated Declaration of Pilgrim Commercial Park Condominiums, dated September 28, 2006, and recorded in Book 250, Page 220-297 of the Waterbury Land Records, hereinafter “the Declaration,” consisting of 80,200 square feet. Said Plan is also recorded in Map Slide 75 of the Waterbury Land Records. Also included with Unit #1 are the common elements and limited common elements appurtenant thereto, hereinafter “the Common Areas” together with the reserved development rights in Sites C and J as depicted on said Plan.

TO HAVE AND TO HOLD the same unto Tenant for the lease term to expire on August 31, 2017, hereinafter “the Original Lease Term,” yielding and paying the rents and additional rents hereinafter set forth, all on the covenants, conditions, and agreements contained herein (the “Demised Term,” said term including any extensions or renewals thereof). Subject to Tenant’s renewal rights as set forth in Section 1.2 hereof, in the event that Tenant continues in possession of the Demised Premises upon the expiration of the Demised Term of this Lease, the tenancy hereunder shall become a month to month tenancy terminable by either party upon thirty (30) days advance written notice to the other party. In the event of any such holding over, all of the terms and conditions of this Lease, to the extent applicable, shall continue in effect.

ARTICLE 1.2. Option to Renew. Tenant shall have an option to renew this Lease of the Demised Premises or any portion of the Demised Premises for two (2) successive five (5) year terms at an agreed upon rent for the successive five year terms by providing Landlord with written notice of Tenant’s intent to renew not later than six (6) months prior to the end of the Original Lease Term or the first of the within two successive five-year terms. The Fixed Rent for the extension terms shall increase by two and one half percent (2 1/2%) from the Fixed Rent of the preceding year.

ARTICLE 1.3. Right of First Refusal on the Demised Premises. Landlord hereby grants to Tenant a right of first refusal on the Demised Premises. This right of first refusal is not saleable or transferable by Tenant, except to (a) an entity which purchases all or substantially all of Tenant’s assets, (b) Tenants’s parent, Green Mountain Coffee, Inc., or (c) a successor by merger to Tenant. If Landlord receives a bona fide written offer to purchase the Demised Premises, Landlord shall notify Tenant in writing of the identity of the offeror, and the terms and conditions of the offer. Tenant shall notify Landlord of its intent to exercise its right to purchase the Demised Premises of first refusal within sixty (60) days of receipt of the notice, and thereafter the closing of the sale of the Demised Premises shall occur no later than the later of the date set for closing in the bona fide offer to purchase or one hundred twenty (120) days of the date Tenant receives the offer from Landlord. If Tenant does not exercise its right of first refusal, Landlord may sell the Demised Premises to the original offeror upon the original terms and conditions for a period up to one hundred eighty (180) days after Tenant’s receipt of notice. If Landlord does sell the Demised Premises to the original offeror for such original terms and conditions within said one hundred eighty (180) day period, Tenant’s right of first refusal shall forever terminate. If Landlord does not sell the Demised Premises within said one hundred eighty (180) day period, Tenant’s right of first refusal as provided herein shall apply to a next offer to purchase the Demised Premises. For purposes of this ARTICLE 1.3. the term “written offer to purchase the Demised Premises” shall be deemed to be a written offer to purchase Unit #1 together with its limited common elements and interest in common elements as set forth in the Declaration, as may be amended. The term “written offer to purchase the Demised Premises” shall not be deemed to be an offer to purchase any other portion of the Condominium from which the Demised Premises is derived nor shall the term “written offer to purchase the Demised Premises” be deemed to be an offer to purchase multiple Units of the Condominium which shall include the Demised Premises, nor shall the term “written offer to purchase the Demised Premises” be deemed to be an offer to purchase a fractional interest in the Demised Premises or a fractional interest in any portion of the Condominium from which the Demised Premises is derived or a factional interest in multiple Units of the Condominium which shall include the Demised Premises. The right of first refusal provided herein shall be self terminating upon the filing in the Waterbury Land Records of an affidavit sworn to or affirmed by Landlord, its successors or assigns, setting forth i) the date the notice of the offer to purchase the Demised Premises was received by Tenant, ii) that sixty (60) days expired and no letter of intent was received by Tenant or that iii) one hundred eighty (180) days have passed after Tenant’s receipt of the notice and Landlord closed on the transaction and iv) five (5) business days have passed since Landlord sent Tenant a copy of the required affidavit.

ARTICLE 1.4. Option to Purchase. Landlord hereby grants to Tenant an option to purchase the Demised Premises. This option to purchase is not saleable or transferable by Tenant, except to (a) an entity which purchases all or substantially all of Tenant’s assets, (b) Tenants’s parent, Green Mountain Coffee, Inc., or (c) a successor by merger to Tenant, or (d) any company in which Tenant or Green Mountain Coffee, Inc. owns stock (or other equity interest) representing at least 50% voting control of such company. At all times thereafter during the term of this Lease, as the same may be renewed by Tenant, Tenant shall have the option to purchase (i) the Demised Premises, and (ii) the Future Development Rights reserved in the areas designated on the Plan as Site C and Site J (“Future Development Rights Site C and Site J”), in each case at the applicable price set forth below. Tenant may exercise each such option separately. Such option may be exercised by written notice from Tenant to Landlord. Landlord agrees that during the term of the Lease, it shall not transfer, convey or lease any rights in the optioned premises, or any portion thereof subject to said options to any party other than Tenant and any mortgagee; however any transfer to a mortgagee shall be subject to Tenant’s rights herein. The purchase price for each such option (in each case, the “Purchase Price”) shall be as set forth below increased annually commencing on September 1, 2007 and each anniversary thereof, by two and one-half percent (2.5%). Commencing on September 1, 2017 and continuing until the end of the lease term, the increase shall be two percent (2%) on each anniversary date. The Purchase Price shall be set as of the date of exercise of the option:

Premises	Purchase Price
Future Development Rights Site C and Site J	$950,000
Demised Premises	$3,800,000

If Tenant exercises any of the foregoing purchase options, Landlord shall convey the subject property, to Tenant, or its designee, by warranty deed, conveying fee simple title to such property free and clear of all liens and other encumbrances except as set forth in the Declaration. Closing of the transaction shall occur as soon as reasonably practicable. Rent and other payments due under this Lease or any other applicable lease between Landlord and Tenant shall be prorated to the date of closing. Taxes and other related charges shall also be prorated as of the closing. Tenant shall be responsible for any transfer taxes payable with respect to any conveyance hereunder and Landlord shall be responsible for any capital gains tax, land tax or similar tax which may be payable in connection with such conveyance.

Landlord acknowledges that its breach of its obligation to sell any of the option premises with respect to which Tenant validly exercises its purchase option hereunder would cause Tenant irreparable harm. As a result, Landlord agrees that, in addition to all other available remedies, Tenant shall be entitled to compel Landlord’s specific performance of its obligations under this Article 1.4.

To the extent there is a conflict between the provisions contained in this Article 1.4 and option provisions concerning Future Development Rights Site C and Site J and the Demised Premises contained in any other lease agreement between the parties hereto, the terms of this Lease Agreement shall govern the option to purchase Future Development Rights Site C and Site J and the Demised Premises.

ARTICLE 2. Commencement of Term

ARTICLE 2.1. Commencement Date. The term of this Lease shall commence on September 1, 2007 (“Commencement Date”) and end on August 31, 2017. The rent payment obligation provided for herein shall commence on September 1, 2007.

ARTICLE 2.2. Possession. Tenant is in possession of the Demised Premises and Tenant continues occupancy of the Demised Premises in the condition as exists on the date hereof, except that it is a condition of the Lease that Landlord perform the work required by Article 20.1.

ARTICLE 3. Rent

ARTICLE 3.1. Rent Payments. During the term of this Lease, Tenant covenants and agrees to pay Landlord a fixed, minimum rent commencing September 1, 2007 according to the schedule set out on Schedule 3.1, attached hereto. Rent shall be payable in equal monthly installments in advance on the first day of each month during the term of this Lease at the office of Landlord or such other place as Landlord may designate, without any set-off or deduction whatsoever.

ARTICLE 3.2. Additional Rent. All costs, charges, expenses and adjustments to rent which Tenant assumes, agrees or is obligated to pay Landlord pursuant to this Lease and the Exhibits annexed hereto, shall be deemed additional rent, and, in the event of the nonpayment thereof, Landlord shall have all the rights and remedies with respect thereto as are herein provided for in case of the nonpayment of rent. Tenant covenants to pay Landlord the rent, additional rent and adjustments of rent as herein provided when due, without notice or demand, at the time and in the manner herein specified and, in default of payment may, at the option of Landlord, be added to the next or any other installment of fixed minimum rent subsequently becoming due.

ARTICLE 3.3. Late Payment Penalty. Tenant acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any installment of rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within ten (10) days after notice by Landlord to Tenant that such amount is past due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

ARTICLE 4. Use

ARTICLE 4.1. Use, Density. Tenant shall use and occupy the Demised Premises for business activities of Tenant or assignees or subtenants permitted under ARTICLE 10 hereof only and for no other purposes, without Landlord’s consent not to be unreasonably withheld, delayed or conditioned.

ARTICLE 4.2. Adverse Use. Tenant shall not knowingly suffer or permit the Demised Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in the Demised Premises which would in any way (a) violate any law or requirement of public authorities, (b) cause structural injury to the Demised Premises or any part thereof, (c) interfere with the normal operations of the heating, air-conditioning, ventilating, plumbing or other mechanical or electrical systems of the Demised Premises or the elevators installed therein, (d) constitute a public or private nuisance, (e) alter the appearance of the exterior of the Demised Premises, or (f) violate the non smoking provisions of Section 24.1.

ARTICLE 5. Repairs; Alterations; Fixtures

ARTICLE 5.1. Landlord Maintenance. Landlord shall at Landlord’s own expense make all structural repairs (excluding roof unless caused by the actions of Landlord, its successors, assigns, employees, agents, invitees, or licensees, and including foundation, building exterior, parking lots and sidewalks as more particularly described in Section 19.1 hereof) of the Demised Premises. Except those repairs required to be made by Tenant pursuant to Section 5.2, Landlord shall, at Landlord’s own expense, make all repairs to the Demised Premises. Tenant shall endeavor to promptly notify Landlord of the necessity of any repairs of which Tenant may have knowledge and for which Landlord may be responsible under the provisions of this Section 5.1.

ARTICLE 5.2. Tenant Maintenance. Tenant shall take good care of the interior of the Demised Premises. Tenant shall, at Tenant’s own expense, make all Tenant repairs to the interior of the Demised Premises, and repairs of and maintenance to the roof of the Demised Premises (unless roof repair or damage is due to the actions of Landlord, its successors, assigns, employees, agents, invitees, or licensees). All damage or injury to the Demised Premises, caused by Tenant moving property in or out of the Demised Premises or by installation or removal of furniture, fixtures, or other property, or resulting from fire, explosion, short circuits, flow or leakage of water, steam, illuminating gas, sewer gas, sewerage, or by frost or by bursting or by leaking of pipes or plumbing solely due to carelessness, omission, gross neglect, or willful misconduct by Tenant, its servants, employees, agents, visitors, or licensees, shall be repaired, restored, or replaced promptly by Tenant at Tenant’s sole cost and expense, except to the extent that such cost and expense is covered by the proceeds of Insurance recovered by Landlord. All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class at least equal to the original work or installations, and shall be done in a good and workmanlike manner.

ARTICLE 5.3. Additional Alterations.

(1) Tenant shall make no structural or mechanical alterations, installations, additions, or improvements in or to the Demised Premises costing in excess of $100,000.00. , including, but not limited to, water coolers, heating, air-conditioning or cooling systems, units or part thereof, or other apparatus of other or like nature, without Landlord’s prior written consent and then as to any such work required to be performed by professionals, only by contractors or mechanics approved in writing by Landlord. Landlord agrees not to unreasonably withhold its consent to such work and contractors or mechanics. All such work, alterations, installations, additions, or improvements shall be done at Tenant’s sole expense, and in full compliance with all laws, rules, regulations, and requirements of all governmental bureaus and bodies having jurisdiction thereof. Without limiting the foregoing, it is understood that Tenant shall be permitted to make non-structural cosmetic and/or decorative improvements to the Demised Premises without the necessity for consent by Landlord unless such cosmetic and/or decorative improvements are visible from the exterior of the Demised Premises in which case such cosmetic and/or decorative improvements shall be permitted upon notice to and consent by Landlord which consent shall not be unreasonably withheld. Any alterations, decorations, installations, additions, or improvements shall, at the election of Tenant, become the property of Landlord and shall remain upon and be surrendered with the Demised Premises as a part thereof at the end of the Demised Term, or prior expiration thereof, shall be removed by Tenant. In the event Tenant shall elect to remove the alterations, installations, additions or improvements made by Tenant upon the Demised Premises, then such of the alterations, installations, additions or improvements made by Tenant upon the Demised Premises as Tenant may select (as well as any communications equipment or equipment leased by Tenant) shall be removed by Tenant, and Tenant shall restore the Demised Premises to their original condition (except with respect to those items which Tenant has elected to remain) at Tenant’s own cost and expense at or prior to the expiration of the Demised Term. In the case of either election, upon the termination of Tenant’s occupancy of the Demised Premises, Tenant shall have the obligation to turn over condition of the Building in a broom clean condition and the Building and the Demised Premises free from trash, litter, debris, and refuse. Notwithstanding anything to the contrary contained in this Article 5.3, Tenant’s installation of production or packaging equipment, or other Tenant equipment used in connection with its business operations at the Demised Premises shall not be deemed an Additional Alteration requiring Landlord’s approval, regardless of the cost.

(2) If any mechanic’s lien is filed against the Building and/or any other portion of the Demised Premises for work claimed to have been done for, or materials claimed to have been furnished to Tenant, it shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s expense, by filing any bond required by law or payment or otherwise.

(3) Landlord shall not be liable for any failure of any Building facilities or services including, but not limited to, the heating, air-conditioning and ventilating equipment in the Demised Premises installed by Landlord caused by alterations, installations, and/or additions by Tenant and Tenant shall correct any such faulty installation. Upon Tenant’s failure to correct same, Landlord may make such correction and charge Tenant for the cost thereof. Such sums due Landlord shall be deemed additional rent and shall be paid by Tenant promptly upon being billed therefor.

(4) Any of Tenant’s personal property which shall remain in the Demised Premises following the expiration of the Demised Term, or any earlier termination of this Lease and the removal of Tenant from the Demised Premises, may, at the option of Landlord, be deemed to have been abandoned and either may be retained by Landlord as its property or be disposed of at Tenant’s expense, or at Landlord’s option may be disposed of without accountability in such manner as Landlord may see fit. In the event of Tenant’s failure to leave the Demised Premises in “broom clean” condition free from trash, litter, debris, and refuse, Landlord may cause the Demised Premises to be cleaned and the trash, litter, debris and refuse to be removed from the Demised Premises and any other damage to the Demised Premises caused by Tenant’s removal of its property from the Demised Premises may be repaired at Tenant’s cost and expense and Tenant shall pay to Landlord upon demand accompanied by a description of the clean-up work and invoices for the same, all such costs and expenses. The provisions hereof shall survive the expiration or termination of this Lease.

ARTICLE 5.4. Permits, Insurance. Prior to commencing any work which requires Landlord’s consent, pursuant to the provisions of Section 5.2, Tenant shall furnish to Landlord:

(1) Copies of any governmental permits and authorizations required in connection with such work. Landlord agrees to cooperate with Tenant in obtaining any such permits and authorizations.

(2) A certificate evidencing that Tenant (or Tenant’s contractors) have procured workmen’s compensation insurance covering all persons employed in connection with the work who might assert claims for death or bodily injury against Landlord, Tenant, the Demised Premises or the Land.

ARTICLE 6. Laws; Ordinances; Requirements of Public Authorities

ARTICLE 6.1. Tenant Compliance. Tenant shall, at its expense, comply with all laws, orders, ordinances and regulations of federal, state, county and municipal authorities and with any direction made pursuant to law of any public officer or officers which shall, with respect to the occupancy, use or manner of use of the Demised Premises or to any abatement of nuisance caused by Tenant, impose any violation, order, or duty upon Landlord or Tenant arising solely from Tenant’s occupancy, use, or manner of use of the Demised Premises or any installations made therein by or at Tenant’s request or required by reason of a breach of any of Tenant’s covenants or agreements hereunder. Tenant may at its expense contest the validity of any such law, ordinance, rule, order or regulation. Landlord has no knowledge that Tenant on the date hereof is not in compliance with this Section 6.1. Notwithstanding and without limiting the foregoing, Tenant shall have no obligation to correct or cure at its expense any failure by Landlord, its predecessors, successors or assigns, to comply with any law, order, ordinance or regulation in connection with the construction of the Demised Premises or the development and maintenance of the so-called Pilgrim Park of which the Demised Premises are a portion, it being understood that Tenant shall only be responsible for matters within Tenant’s control related to its operations at and occupancy of the Demised Premises.

ARTICLE 6.2. Notice of Violations. If either party receives notice of any violation of law, ordinance, rule, order, or regulation applicable to the Demised Premises, it shall give prompt notice thereof to the other party.

ARTICLE 6.3. Landlord Compliance. Except as aforesaid, Landlord shall, at its expense, comply with or cause to be complied with, all laws, orders, ordinances, and regulations of federal, state, county and municipal authorities and any direction made pursuant to law of any public officer or officers which shall, with respect to the public portions of the Demised Premises, or which affect Tenant’s access to the Demised Premises or parking areas, impose any violation, order or duty upon Landlord or Tenant and with respect to which Tenant is not obligated by Section 6.1 to comply. Landlord may at its expense contest the validity of any such law, ordinance, rule, order or regulation.

ARTICLE 7. Insurance

ARTICLE 7.1. Compliance With Insurance Regulations. Tenant shall not do or permit to be done any act or thing in or upon the Demised Premises which will invalidate or be in conflict with any certificate of occupancy or the terms of the insurance policies covering the Building and/or the fixtures, equipment, and property therein. Tenant shall not knowingly do or permit anything to be done in or upon the Demised Premises or bring or keep anything therein or use the Demised Premises in a manner which increases the rate of insurance upon the Building or on any property or equipment located therein over the rate in effect at the commencement of the term of this Lease. Landlord has no knowledge that Tenant on the date hereof is not in compliance with this Section 7.1.

ARTICLE 7.2. Tenant Caused Increases. If, because of anything done, caused, or permitted to be done, permitted, or omitted by Tenant, the rate of liability, fire, boiler, sprinkler, water damage or other insurance (with all extended coverage) on the Building or on the property and equipment of Landlord shall be greater than the rate of liability, fire, boiler, sprinkler, water damage or other insurance (with all extended coverage) on the Building as of the date this Lease Agreement is executed, Tenant shall reimburse Landlord for the additional insurance premiums thereafter paid by Landlord which shall have been charged because of the aforesaid reasons. Tenant shall make any such reimbursement on the first day of the month following such payment by Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or Amake up@ of any insurance rate for the Building or Demised Premises is issued by a body establishing insurance rates for the Building shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rates then applicable to the Building and/or the Demised Premises. Landlord acknowledges Tenant’s existing uses of the Building include the roasting and packaging of coffee, and Landlord agrees that the foregoing provision related to Tenant caused increases shall only apply in the event of a change from Tenant’s existing uses of the Demised Premises which change directly corresponds to a higher rate of insurance on the Building.

ARTICLE 7.3. Liability Insurance.

(1) Tenant at Tenant’s own cost and expense shall maintain insurance against any and all claims for injury or damage to persons or property, or for the loss of life, or for the loss of property occurring upon, in or about the Demised Premises. Such insurance shall provide for minimum combined single limit of liability of $1,000,000 each occurrence for Bodily Injury and Property Damage and with a general aggregate limit of not less than $2,000,000, and shall name Landlord as an additional insured.

(2) All such insurance shall be effected under valid and enforceable policies (which may cover the Demised Premises and other locations), shall be issued by insurers of recognized responsibility acceptable by Landlord and shall contain a provision whereby the insurer agrees not to cancel the insurance without thirty (30) days prior written notice to Landlord.

On or before the Commencement Date, Tenant shall furnish Landlord with a certificate or certificates evidencing the aforesaid insurance coverage, and renewal certificates shall be furnished to Landlord from time to time upon request by Landlord.

ARTICLE 7.4. Waiver of Subrogation. Each party agrees to use its best efforts to include in each of its insurance policies (a) a waiver of the insurer’s right of subrogation against the other party, or (b) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty, or (c) any other form of permission for the release of the other party. If such waiver or permission shall not be, or shall cease to be, obtainable without additional charge or at all, the insured party shall so notify the other party promptly after learning thereof. In the case of an additional charge, if the other party shall so elect and shall pay such charge, such waiver or permission shall be included in the policy. Each party hereby releases to the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage, or destruction with respect to its property by fire or other casualty (including rental value or business interest, as the case may be) occurring during the term of this Lease to the extent that it is not prohibited under a policy or policies containing a waiver of subrogation or permission to release liability or naming the other party as an additional insured. If such waiver is not obtainable for any reason then there shall be no such release of the other party. The waiver of subrogation or permission for release referred to herein shall extend to the agents of each party and its and their employees and shall be coextensive therewith, and, in the case of Tenant shall also extend to all other persons and entities occupying or using the Demised Premises in accordance with the terms of this Lease, but only if and to the extent that such waiver or permission can be obtained without additional charge (unless such party shall pay such charge).

ARTICLE 7.5. Landlord’s Insurance Obligation. Landlord shall maintain in effect, at its own cost and expense, sufficient insurance i) to meet its repair obligations under ARTICLE 8 hereof in the event of fire or other damage and ii) cover the full replacement value of the Demised Premises.

ARTICLE 8. Damage by Fire or Other Cause

ARTICLE 8.1. Damage.

(1) Tenant shall give immediate notice to Landlord in case of fire or other damage in the Demised Premises. If the Demised Premises shall be partially damaged by fire or other cause without the fault or neglect of Tenant, Tenant’s servants, employees, agents, invitees, or licensees, the damage shall be repaired by and at the expense of Landlord and the fixed minimum rent until such repairs shall be made shall be apportioned according to the part of the Demised Premises which is unusable by Tenant. If such partial damage is due to the fault or neglect of Tenant, Tenant’s servants, employees, agents, invitees, or licensees, without prejudice to any other rights and remedies of Landlord and, except as provided in Section 7.4. without prejudice to the rights of subrogation of Landlord’s insurer, the damage shall be repaired by Landlord, but there shall be no apportionment or abatement of rent. Any such repairs required to be made by Landlord shall be commenced promptly and diligently completed. If such repairs are not substantially completed within ninety (90) days after the Landlord’s receipt of such notice, Tenant shall have the right to either (i) terminate this Lease upon thirty (30) days advance written notice to Landlord; or (ii) complete such repairs on behalf of Landlord and deduct the costs of the same from the next installment(s) of rent due hereunder, unless completion of such repairs is practically impossible within such period of time, in which event said ninety (90) day period shall be extended to a reasonable completion date, provided Landlord has commenced and is diligently pursuing repairs to completion, and rent shall continue to abate.

If the Demised Premises as a whole are totally damaged or are rendered wholly untenantable by fire or other cause, or if the Building shall be substantially damaged and unsuitable for Tenant’s purposes so that Landlord shall decide to demolish the Demised Premises, Landlord may, within thirty (30) days after such fire or other cause, give Tenant notice of such decision, and thereupon the Demised Term of the Demised Premises shall expire by lapse of time ten (10) days after such notice is given, and Tenant shall vacate the Demised Premises and surrender the same to Landlord. Tenant’s liability for rent and other charges under the Lease for the Demised Premises shall cease as of the day following the casualty. Notwithstanding the foregoing or anything to the contrary contained in this Lease, in the event that Landlord elects to demolish the Demised Premises as provided for herein, then Tenant after receipt of Landlord’s notice of the same (the “Demolition Notice”), may elect to exercise its Option to Purchase as to either or both of the Demised Premises and the Future Development Rights Site C and Site J as set forth in Article 1.4 by giving Landlord written notice of the same within twenty (20) days after receipt of Landlord’s Demolition Notice. Thereafter, Landlord shall be obligated to sell such property and/or development rights, as the case may be, to Tenant and Landlord shall assign to Tenant all of Landlord’s right, title and interest in and to insurance monies and proceeds recovered or to be recovered as a result of such fire or other casualty.

ARTICLE 8.2. Limitation. No damages, compensation, or claims shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building effected pursuant to this ARTICLE 8 except for rent abatement as provided in Section 8.1. or claims for the same related to Landlord’s failure to comply with its obligations hereunder without good and sufficient cause. Landlord shall use commercially reasonable efforts to minimize interference if Tenant is occupying the Demised Premises or any portion thereof while repair or restoration work is undertaken.

ARTICLE 9. Assignment; Subletting; Mortgaging

ARTICLE 9.1. Conditions, Requirements.

(1) Except as hereinafter provided, Tenant will not by operation of law or otherwise, assign this Lease without Landlord’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall submit to Landlord in writing the terms and conditions of any proposed assignment together with any other information reasonably requested by Landlord. The consent by Landlord thereto shall not in any manner be construed to relieve Tenant from obtaining Landlord’s consent to any other or further assignment. Notwithstanding the foregoing and provided that Tenant is in compliance with the terms of this Lease, Tenant shall have the right, without Landlord’s consent, to assign the Demised Premises or any part thereof to another entity which i) is controlled by, or under common control with, Tenant or which has succeeded to substantially all of the assets of Tenant or which has merged with Tenant or which is an entity which has purchased substantially all of the stock of Tenant; or (ii) has a net worth of not less than the then net worth of Tenant; provided in the case of any such assignment, the assignee agrees to assume all of Tenant’s obligations under this Lease. Tenant shall have the right to sublet all or a portion of the Demised Premises without Landlord’s consent however any such subletting shall be subject and subordinate to the provisions of this Lease.

Landlord shall give Tenant notice as to giving or withholding such consent to an assignment within fifteen (15) days after Tenant furnishes Landlord, in writing, in addition to the information set forth above, (i) the name of the proposed assignee, and (ii) the nature and character of the business of the proposed assignee. A failure by Landlord to notify Tenant of the giving or withholding of consent within such 15 days shall be deemed a consent to the assignment. A mortgage, pledge or collateral assignment of this Lease shall not be deemed an assignment of this Lease requiring Landlord consent.

(2) Rent Collection. If, without Landlord’s consent, this Lease shall be assigned, or if the Demised Premises or any part thereof be sublet or occupied by any person or persons other than Tenant (except as permitted by this Lease), Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article, nor shall it be deemed an acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.

ARTICLE 9.2. Lease Obligations. Each permitted assignee shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the rent and additional rent, and for the due performance of all the terms, covenants, conditions, and agreements herein contained on Tenant’s part to be performed for the Demised Term. No assignment or subletting shall be binding upon Landlord unless such assignee, sublessee or Tenant shall deliver to Landlord a duplicate original of the instrument of assignment or subletting which contains a covenant of assumption by the assignee or sublessee of all of the obligations aforesaid, and shall obtain from Landlord the aforesaid consent prior thereto, if required.

ARTICLE 10. No Liability on Landlord’s Part

ARTICLE 10.1. Landlord and its agents shall not be liable for any damage to personal property of Tenant entrusted to others, nor for the loss of or damage to any personal property of Tenant by theft, unless due to the theft of Landlord, its agents, invitees, employees, successors or assigns. Landlord and its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow, or leaks from any part of the Demised Premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless caused by or due to the negligence of Landlord, its agents, servants, employees, invitees, successors or assigns, or a failure to perform any obligation or covenant of Landlord hereunder by Landlord, its agents, servants, employees, successors or assigns; nor shall Landlord or its agents be liable for any such damage caused by operations in construction of any private, public or quasi-public work, unless performed on behalf of or at the request of Landlord, nor shall Landlord be liable for damages for injury to the person or property of Tenant or others, except to the extent of its negligence, or failure to perform it obligations under this Lease, and its obligation, if any, under Section 5.1 hereof for any latent defect in the Demised Premises.

ARTICLE 11. Name of Demised Premises

ARTICLE 11.1. The Demised Premises will be known as “Pilgrim I” provided that Landlord shall have the right from time to time to change such name or designation without Tenant’s consent. So long as Tenant shall occupy the Demised Premises, Landlord agrees that Landlord shall not designate, as the name by which the Demised Premises are commonly known, the name of any firm whose principal line of business shall be the same as or related to Tenant’s business.

ARTICLE 12. Condemnation

ARTICLE 12.1. Condemnation. In the event that all or any part of the Demised Premises shall be condemned or taken in any manner for any public or quasi-public use, this Lease shall cease and terminate as to such condemned portions, as of the date of vesting of title in such proceeding, and rent shall be apportioned as of such termination. Tenant may terminate this Lease if there is impairment of ingress or egress from or to the Demised Premises through condemnation such as to make unreasonable the conduct of Tenant’s business therein or if all or any portion of the common elements or the limited common elements of the Unit or Condominium, including any parking, shall be taken and shall as a result make unreasonable the conduct of Tenant’s business.

ARTICLE 12.2. Condemnation Award. In the event of any condemnation or taking of all or a part of the Demised Premises, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. Notwithstanding the foregoing, Tenant shall be entitled to any award for loss or taking of its fixtures, its relocation expenses, loss of business, and leasehold improvements. In addition, if a condemnation affecting Tenant occurs, Tenant shall have the right to make a separate claim against the condemnor for any damages and expenses incurred by Tenant as a result, to the extent that such claim or payments do not reduce sums payable by the condemnor to Landlord.

ARTICLE 13. Entry

ARTICLE 13.1. Access. Upon reasonable advance notice to Tenant, Landlord, its agents and designees shall have the right to enter the Demised Premises for the purpose of making such repairs or alterations as Landlord shall desire, shall be required to make, or shall have the right to make, pursuant to the provisions of this Lease; provided that no advance notice shall be required in the case of an emergency. Landlord, it agents and designees, shall also have the right, upon reasonable advance notice to Tenant, to enter the Demised Premises for the purpose of inspecting them; or, within three (3) months of the expiration of this Lease, exhibiting them to prospective purchasers or lessees of the Demised Premises or exhibiting them to prospective mortgagees or to prospective assignees of any such mortgagees. Landlord shall be allowed to take all material into and upon the Demised Premises that may be required for any repairs or alterations without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall not abate while said repairs or alterations are being made. Any such repairs or alterations shall be made as expeditiously as reasonably possible, and be conducted in such a manner, and on such notice, as to minimize as far as reasonably possible any interference with Tenant’s use and occupancy of the Demised Premises. Landlord shall indemnify and hold Tenant harmless for any damage or injury to person or property caused by or related to said entry by Landlord, its agents and designees.

ARTICLE 14. Bankruptcy

ARTICLE 14.1. During Term. If at any time during the Demised Term, there shall be filed by or against Tenant in any court a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, and within ninety (90) days thereafter Tenant fails to secure a discharge thereof, or if Tenant makes an assignment or petitions for or enters into an arrangement for the benefit of creditors, (except as may be provided for in this Lease, then), this Lease, at the option of Landlord, exercised within a reasonable time after receiving notice of the happening of any one or more of such events, may be canceled and terminated, in which event neither Tenant nor any person claiming through or under Tenant by virtue of any statute or of any order of any court shall be entitled to possession or to remain in possession of the Demised Premises, but shall forthwith quit and surrender the Demises Premises, and Landlord, in addition to all other rights and remedies it may have, may retain as liquidated damages any rent, security, deposit or monies received by it from Tenant or others on behalf of Tenant.

ARTICLE 14.2. Landlord’s Damages. It is agreed that in the event of the termination of this Lease pursuant to Section 14.1. hereof, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the Demised Term and the then fair and reasonable rental value of the Demised Premises for the same period. If such premises or any part thereof be re-let by the Landlord for the unexpired term of this Lease or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed prima facie to be the fair and reasonable rental value for the part or the whole of the premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved.

ARTICLE 15. Defaults, Remedies and Waiver of Redemption

ARTICLE 15.1. Default and Remedies.

(1) If Tenant defaults in fulfilling any of the covenants of this Lease requiring the payment of fixed minimum rent or additional rent and said default continues for ten (10) days after Landlord serves a written notice upon Tenant specifying such default, this Lease and the Demised Term after written notice thereof by Landlord to Tenant shall end and expire and Tenant shall then quit and surrender the Demised Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(2) If (i) Tenant defaults in complying with any of the other terms, conditions or provisions of this Lease, or (ii) if, except as provided in this Lease, or if prevented by strikes or other labor troubles, or generally applicable laws or public regulations, Tenant ceases to conduct its business in the Demised Premises or abandons the Demised Premises, and if said default continues for thirty (30) days after Landlord serves a written notice upon Tenant specifying such default and Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of such a nature that the same cannot be completely cured or remedied within said thirty (30) day period and Tenant shall not have diligently commenced curing such default within said period and thereafter with reasonable diligence and in good faith proceed to remedy or cure such default, Landlord may serve a notice of cancellation of this Lease upon Tenant and upon the expiration of fifteen (15) days thereafter this Lease and the Demised Term shall end and expire and Tenant shall then quit and surrender the Demised Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(3) If this Lease and the Demised Term shall end and expire pursuant to Section 15.1. (a) or Section 15.1. (b), or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Demised Premises shall be taken or occupied by someone other than Tenant, or a permitted assignee, Landlord may, without notice, re-enter the Demised Premises pursuant to all lawful procedures and dispossess Tenant and the legal representative of Tenant or other occupant of the Demised Premises by summary proceedings or otherwise, and remove their effects and hold the premises as if this Lease had not been made, but Tenant shall remain liable hereunder as hereinafter provided.

ARTICLE 15.2. Rent Deficiency. In case of any such default, re-entry, expiration and/or dispossession by summary proceedings or otherwise, (a) the fixed minimum rent and additional rent for the remainder of the Demised Term shall continue to be due as provided herein until such time as Landlord re-lets the Demised Premises or portion thereof; (b) Landlord may re-let the Demised Premises or any part or parts thereof in the name of Landlord for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Demised Term provided the same are commercially reasonable; and in the case of (a) or (b) Tenant or the legal representatives of Tenant shall pay Landlord as liquidated damages for the failure of Tenant to observe and perform Tenant’s covenants herein contained, any deficiency between the rents and additional rents hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected or to be collected on account of the lease or leases of the Demised Premises for each month of the period which would otherwise have constituted the balance of the Demised Term. In computing such damages there shall be added to the said deficiency such reasonable expenses as Landlord may incur in connection with re-letting, including, but not limited to, reasonable attorneys’ fees, brokerage fees and expenses incurred in keeping the Demised Premises in good order or for preparing the same for reletting. Any such damages shall be paid in monthly installments by Tenant on the rent days specified in this Lease and any suit brought to collect the amount of the deficiency for any month or months shall not prejudice the rights of Landlord to collect the deficiency for any subsequent month or months by similar proceedings. Landlord may make such alterations, repairs, replacements and/or decorations to the Demised Premises as Landlord considers advisable and necessary for the purpose of re-letting the Demised Premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder. Landlord shall have an obligation to take such steps as may be commercially reasonable to mitigate damages. In the event of a breach by Tenant of any of the covenants or provisions hereof, after notice and beyond applicable cure periods, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy, shall not preclude Landlord from any other remedy, in law or in equity and such remedies and rights of Landlord are cumulative. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event Landlord lawfully obtains possession of the Demised Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

ARTICLE 16. Landlord’s Right to Perform Tenant’s Obligations

ARTICLE 16.1. If Tenant shall default in the observance or performance of any term or covenant on its part to be observed or performed under this Lease, after notice and an opportunity to cure, Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Tenant. If in connection therewith Landlord makes any expenditures or incurs any obligations, including, but not limited to, reasonable attorneys’ fees, such sums paid or obligations incurred with legal interest and costs shall be paid to Landlord by Tenant on demand, and if not paid, Landlord, in addition to any other remedy, may deem the same to be additional rent.

ARTICLE 17. Covenant of Quiet Enjoyment

ARTICLE 17.1. Landlord warrants and represents that it owns the Demised Premises in fee simple, has full authority to execute this Lease for the Demised Term, and covenants that upon Tenant paying the rent and additional rent and performing the covenants to be observed and performed on Tenant’s part, Tenant may peaceably and quietly have, hold and enjoy the Demised Premises, subject to the terms and conditions of this Lease.

ARTICLE 18. Excavation

ARTICLE 18.1. In the event that an excavation or any construction should be made for building or other purposes upon land adjacent to the Demised Premises or should be authorized to be made,

Tenant shall, if necessary, afford to the person or persons causing or authorizing to cause such excavation or construction or other purpose, license to enter upon the Demised Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the wall or walls of the Demised Premises, from injury or damage and to support them by proper foundations, and/or underpinning, or otherwise. Landlord shall ensure that any persons entering the Demised Premises to perform such work shall be fully insured and Tenant shall be held harmless and indemnified from any costs, damages or expenses related to such entry and work. Any such work shall be performed in a manner and at such times to minimize interference with Tenant’s use and occupancy of the Demised Premises.

ARTICLE 18.2. Notwithstanding anything to the contrary contained herein, no additional buildings shall be constructed on land adjacent to the Demised Premises without construction of additional parking sufficient to comply with the Zoning Bylaws of the Town of Waterbury. Landlord further covenants and agrees that Dig Safe (or a successor organization of Dig Safe) shall be contacted and proper safety measures are taken to protect existing facilities, prior to any excavation.

ARTICLE 19. Services and Charges

ARTICLE 19.1. Landlord Services and Charges. Landlord, at its own cost and expense, except as otherwise provided, shall:

(1) Supply the initial facilities and/or equipment to provide heat during the heating seasons as needed to the building located within Demised Premises. Subsequent to the initial installation, Tenant has re-installed heating and cooling equipment at its expense. Upon termination of the Lease Agreement, Tenant shall leave sufficient equipment within the building located within the Demised Premises for adequate heating and cooling.

(2) Furnish connections to municipal water and sewer lines.

(3) Provide exterior lighting.

(4) Not later than June 1, 2008, Landlord shall pave the following parking lots as depicted on the Plan: “Existing Parking Lot” “Parking Lot A,” “Parking Lot B,” and “Parking Lot C” (collectively, the “Pilgrim I Parking Lots”). If weather and paving company schedule permit, the so-called Loop Road (“Private Road” southerly of Building #1 on Site C, “Existing Parking Lot” and the South loading dock area shall be paved prior to December 31, 2007. Tenant shall be responsible for snow and ice removal of the Pilgrim I Parking Lots and roadways for so long as either Steven Van Esen or Ed Steele are a principal of Landlord and Pilgrim Partnership, L.L.C. is Landlord, thereafter responsibility for such snow and ice removal shall shift from Tenant to the then current Landlord. Landlord shall be responsible for repair, replacement and maintenance of all Pilgrim I Parking Lots, and repair, replacement and maintenance of roadways, loading zones and sidewalks (except for the radiantly heated sidewalk between Building 1 and the Distribution Center).

(5) Landscaping, mowing and cleaning of common elements and limited common elements of Pilgrim I are maintained in a neat and attractive manner.

(6) Provide at least the minimum number of parking spaces required by the Zoning Regulations of the Town of Waterbury.

In the event Landlord fails to perform any of its obligations under this Lease, then Tenant may at its option, but without any obligation to do so, perform or cause to be performed such Landlord obligation and thereafter deduct the costs of the same from the next payment due of rent or additional rent. Tenant shall not be entitled to such self-help remedy without first giving written notice to Landlord of such failure to perform and a 30 day opportunity for Landlord to sure such default.

ARTICLE 19.2. Interruptions. Landlord reserves the right to interrupt, curtail or suspend the services required to be furnished by Landlord under Section 19.1. when the necessity therefor arises by reason of accident, emergency, mechanical breakdown, or when required by any law, order or regulation of any federal, state, county or municipal authority, or for any other cause beyond the reasonable control of Landlord. Landlord shall use reasonable diligence to complete any required repairs or other necessary work as quickly as possible, which reasonable diligence may include contracting with other parties at Landlord’s expense for the timely rendering of such services so that Tenant’s inconvenience resulting therefrom may be for as short a period of time as circumstances will reasonably permit.

ARTICLE 19.3. Tenant Charges. Tenant at its own cost and expense shall pay for:

(1) Janitorial services and supplies, including light bulb replacement for the Demised Premises.

(2) Propane gas supplied to the Building.

(3) Snow and ice removal at the Demised Premises to the extent described in Article 19.2 above.

(4) Electricity consumed for the Demised Premises, including electricity for lighting all exterior portions of the Building, Pilgrim I roadways, sidewalks and Pilgrim I Parking Lots.

(5) Installation and maintenance of telephone/data wiring and special fire extinguisher systems for the Demised Premises.

(6) Installation and maintenance of sprinkler and other fire suppression systems.

(7) Signs in accordance with local requirements; provided the signs are approved by Landlord.

(8) Taxes assessed against any personal property of Tenant.

(9) Water charges for metered consumption of water at or to the Demised Premises.

(10) Sewer charges to the Demised Premises which are based on metered water consumption at the Demised Premises.

(11) Garbage, trash and recycling removal.

(12) Tenant shall furnish and install all replacement lighting tubes, lamps, bulbs and other similar items required in the Demised Premises at its sole expense.

ARTICLE 20. Adjustment of Rent

ARTICLE 20.1. Property Taxes. Tenant covenants and agrees to pay to Landlord as additional rent, Property Taxes assessed against the Demised Premises. Tenant’s payment of the Property Taxes assessed against the Demised Premises shall be due and payable on the date that taxes are due to the Town of Waterbury, and Tenant’s payment shall be made directly to the Town of Waterbury. Any delinquent payment fees and/or interest on delinquent payments shall be the obligation of Tenant unless Landlord has failed to deliver to Tenant the property tax bill at least thirty (30) days prior to the due date, in which event Landlord shall be responsible for any delinquent fees and interest

ARTICLE 21. Subordination

ARTICLE 21.1. Subordination. This Lease is and shall be subject and subordinate to any mortgages which may now or hereafter affect the Demised Premises, and to any amendment, modification, renewal, consolidation, replacement or extension of any such mortgages. This clause shall be self operative and no further instrument of subordination shall be required by any mortgagee. In confirmation of such subordination, Tenant without cost or charge to Landlord, shall execute promptly any certificate or instrument of subordination in form reasonably satisfactory to Tenant that Landlord may request no later than fifteen days after any such satisfactory certificate or instrument of subordination has been provided to Tenant.

ARTICLE 21.2. Nondisturbance of Tenant. Notwithstanding the provisions of Section 21.1, the subordination of this Lease to any mortgage now in effect or hereafter created, or to any renewal, modification, replacement, consolidation or extension thereof, is subject to the express conditions that so long as this Lease is in full force and effect and Tenant shall not be in default of the terms and provisions hereof on Tenant’s part to be performed beyond any applicable grace periods, the holder of any such lease or mortgage agrees that:

(1) Tenant shall not be joined as a party defendant (i) in any action or proceeding which may be instituted or taken by the lessor of such lease for the purpose of terminating such lease by reason of any default thereunder, or (ii) in any foreclosure action or proceeding which may be instituted or taken by the holder of such mortgage; and

(2) Tenant shall not be evicted from the Demised Premises, nor shall Tenant’s leasehold estate under this Lease be terminated or disturbed, nor shall any of Tenant’s rights under this Lease be affected in any way by reason of any default under such lease or mortgage.

ARTICLE 21.3. Attornment. If the holder of a mortgage shall succeed to the rights of Landlord under this Lease, whether through possession or a foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (a “successor landlord”) and upon such successor landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such successor landlord as Tenant’s Landlord under this Lease, and shall promptly execute and deliver any instrument that such successor landlord may request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as if it was a direct lease between the successor landlord and Tenant upon all of the terms, conditions and covenants of this Lease. Tenant may rely on any such notice given under this Section by a successor lessor or holder of mortgage, without obligation to verify its accuracy and with no liability to Landlord for Tenant’s reliance on such notice.

ARTICLE 22. Legal Proceedings

ARTICLE 22.1. Waiver of Jury Trial. Landlord and Tenant hereby waive, to the extent such waiver is not prohibited by law, the right to a jury trial in any action, summary proceeding or legal proceeding between or among the parties hereto or their successors arising out of this Lease or Tenant’s occupancy of the Demised Premises or Tenant’s right to occupy the Demised Premises.

ARTICLE 23. Surrender of Premises

ARTICLE 23.1. Upon the expiration or other termination of the Demised Term, Tenant shall quit and surrender the Demised Premises in good order and condition, ordinary wear and tear and damage by fire or other casualty, or the elements, excepted, and shall remove all its property therefrom, except as otherwise provided in this Lease. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Demised Term.

ARTICLE 24. No Smoking

ARTICLE 24.1. No Smoking. Consistent with the provisions of 18 Vermont Statutes Annotated, Chapter 37, no smoking is permitted within the building of the demised Premises or within twenty feet of the exterior wall perimeter of such building. With the consent of Landlord which consent shall not be unreasonably withheld, Tenant shall have the right to designate a portion of the property adjacent to the Demised Premises not within the building as a Smoking Area and, at its expense Tenant may provide for the accommodation of its employees, agents and invitees who do smoke.

ARTICLE 25. Successors and Assigns

ARTICLE 25.1. Binding Effect. The covenants, conditions, and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and, except as otherwise provided herein, their assigns.

ARTICLE 25.2. Landlord Defined. The term “Landlord” wherever used in this Lease shall be limited to mean and include only the owner or owners at the time in question of the Demised Premises, or a mortgagee in possession, so that in the event of any sale, assignment or transfer of the Demised Premises, such owner or mortgagee in possession shall thereupon be released and discharged from all covenants, conditions and agreements of Landlord hereunder thereafter accruing; but such covenants, conditions and agreements shall be binding upon each new owner or mortgagee in possession for the time being of the Demised Premises, until thereafter sold, assigned, or transferred.

ARTICLE 26. Notices

ARTICLE 26.1. Any notice, request, demand, or communication permitted or required to be given by the terms and provisions of this Lease, or by any law or governmental regulation, either by Landlord to Tenant or by Tenant to Landlord, shall be in writing. Unless otherwise required by such law or regulation such notice, request, or demand shall be given, and shall be deemed to have been served and given by Landlord and received by Tenant, when Landlord shall have deposited such notice, request, or demand by certified or registered mail, return receipt requested, enclosed in a securely closed postpaid wrapper, in a United States Government post office, or by hand delivery or recognized overnight courier, addressed to Tenant at its address as stated on the first page of this Lease, Attention Facilities Manager, with a copy by U.S. Mail to: Diane M. McCarthy, Esq. Sheehey Furlong & Behm, P.C., 30 Main Street, Sixth Floor, Burlington, Vermont 05401. Any notice, request, or demand shall be given, and shall be deemed to have been served and given by Tenant and received by Landlord, when Tenant shall have deposited such notice, request, or demand, by certified or registered mail, return receipt requested, enclosed in a securely closed postpaid wrapper in such post office, or by hand delivery or recognized overnight courier, addressed to Landlord at its address stated on the first page of this Lease. Either party may, by notice sent in like manner as aforesaid, designate a different address or addresses for notices, requests, demands or communications.

ARTICLE 27. No Waiver; Entire Agreement

ARTICLE 27.1. No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent or payment of rent by Tenant with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by either party, unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

ARTICLE 27.2. Entire Agreement. This Lease with the Schedules annexed hereto contains the entire agreement between Landlord and Tenant and any executory agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, waive, release, discharge, terminate, or effect an abandonment of this Lease, in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination, or the effecting of the abandonment is sought.

ARTICLE 27.3. Severability. If any term or provision of this Lease shall, to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and the balance of the terms and provisions of this Lease shall be valid and enforceable to the fullest extent either hereunder or as permitted by law.

ARTICLE 28. Index and Captions; Estoppel Certificate

ARTICLE 28.1. Captions. The captions and the Articles in this Lease are inserted only as a matter of convenience and for reference and they in no way define, limit or describe the scope of this Lease or of the intent of any provision hereof.

ARTICLE 28.2. Estoppel Certificates. Each party agrees, at any time, and from time to time, upon not less than ten (10) days prior notice by the other party, to execute, acknowledge, and deliver to the other party, a statement in writing addressed to the other party certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the fixed minimum rent and additional rent have been paid, and stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any covenant, agreement, term, provision, or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge. It is intended that any such statement delivered pursuant hereto may be relied upon by the other party and by any mortgagee or prospective mortgagee of any mortgage affecting the Demised Premises or Tenant’s interest in this Lease , and by any subtenant or assignee of Tenant’s interest in this Lease.

ARTICLE 29. Inability to Perform

ARTICLE 29.1. This Lease and the obligation of the parties to perform and comply with all of their respective covenants and agreements hereunder shall not be affected, impaired or excused because of the other party’s delay or failure to perform or comply with any of the covenants or provisions hereunder on the part of the other party to be performed or complied with, or because the other party is unable to fulfill any of its obligations under this Lease, or to supply or is delayed in supplying any service expressly or impliedly to be supplied, or is unable to make or is delayed in making any repairs, additions, alterations or decorations, or is unable to supply or is delayed in supplying any equipment or fixtures if prevented or delayed from so doing by reason of strike or labor troubles or any other cause whatsoever including, but not limited to, governmental preemption in connection with a National Emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency, however the time given to a party to comply with any obligation under this Lease shall be extended for a period of time equal to any period of delay resulting from any of the aforesaid causes.

ARTICLE 30. No Representations by Landlord

ARTICLE 30.1. Landlord or Landlord’s agents have made no representations or promises with respect to the Demised Premises, except as herein expressly set forth and no rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

ARTICLE 31. Memorandum of Lease

ARTICLE 31.1. This Lease shall not be recorded. Landlord and Tenant shall, at the option of either of them, execute and deliver a memorandum of this Lease in proper form for recording. Said memorandum shall not be deemed to modify or change any of the provisions of this Lease.

ARTICLE 32. General

ARTICLE 32.1. Execution. It is agreed that this Lease is submitted to Tenant for signature with the understanding that it shall not bind Landlord unless and until it has been executed by Landlord and delivered to Tenant or to Tenant’s attorney.

ARTICLE 32.2. Financial Statements. Tenant agrees within a reasonable time after being requested by Landlord to submit such financial information as may be reasonably required by any financial institution holding a mortgage on the Demised Premises.

ARTICLE 32.3. Governing law; Construction. This Lease shall be governed by the laws of the State of Vermont. Any striking out or deletion of any portion of this Lease was effected as a matter of convenience for the purpose of execution, and the language omitted is not to be given any effect in construing this Lease.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed the day and year first above written.

PILGRIM PARTNERSHIP, L.L.C.
Landlord

By:	/s/ Edward Steele
Its Duly Authorized Member

STATE OF VERMONT

COUNTY OF WASHINGTON, SS.

At Waterbury, this 6th day of November, 2007, Edward Steele, duly authorized member of PILGRIM PARTNERSHIP, L.L.C., personally appeared and he acknowledged this instrument by him sealed and subscribed to be his free act and deed, and the free act and deed of PILGRIM PARTNERSHIP, L.L.C.

Before me,

/s/ Vicky Brooker
Notary Public
My commission expires 11/07

GREEN MOUNTAIN COFFEE ROASTERS, INC. Tenant

By:	/s/ Frances Rathke
Its Duly Authorized Agent

STATE OF VERMONT

COUNTY OF WASHINGTON, SS.

At Waterbury, this 6th day of November, 2007, Frances Rathke, as duly authorized agent of GREEN MOUNTAIN COFFEE ROASTERS, INC. personally appeared and she acknowledged this instrument by her/him sealed and subscribed, to be her/his free act and deed and the free act and deed of GREEN MOUNTAIN COFFEE ROASTERS, INC.

Before me,

/s/ Vicki Brooker
Notary Public
My commission expires 11/07

Schedule 3.1 Rent Schedule

Space Designation	Area of Space Designation SqFT	Per Sq Ft Rental Charge	Annual Minimum Rental Charge	Monthly Minimum Rental Charge
To 8/31/2007	Final Year Old Rates
Building 1	34,000	$6.60	$224,400.00	$18,700.00
Building 1B	40,000	$6.60	$264,000.00	$22,000.00
Building 1C (G Bean)	6,200	$6.60	$40,920.00	$3,410.00

Total Sq Ft	80,200	$19.80	$529,320.00	$44,110,00
	Average SQ FT	$6.60

9/1/07 to 8/31/08	Year 1	$6.73	Increase	102.00%
Building 1	34,000	$6.73	$228,888.00	$19,074.00
Building 1B	40,000	$6.73	$269,280.00	$22,440.00
Building 1C (G Bean)	6,200	$6.73	$41,738.40	$3,478.20

Total Sq Ft	80,200	$20.20	$539,906.40	$44,992.20
	Average SQ FT	$6.73

9/1/08 to 8/31/09	Year 2	$6.87	Increase	102.00%
Building 1	34,000	$6.87	$233,465.76	$19,455.48
Building 1B	40,000	$6.87	$274,665.60	$22,888.80
Building 1C (G Bean)	6,200	$6.87	$42,573.17	$3,547.76

Total Sq Ft	80,200	$20.60	$550,704.53	$45,892.04
	Average SQ FT	$6.87

9/1/09 to 8/31/10	Year 3	$7.00	Increase	102.00%
Building 1	34,000	$7.00	$238,135.08	$19,844.59
Building 1B	40,000	$7.00	$280,158.91	$23,346.58
Building 1C (G Bean)	6,200	$7.00	$43,424.63	$3,618.72

Total Sq Ft	80,200	$21.01	$561,718.62	$46,809.88
	Average SQ FT	$7.00

9/1/10 to 8/31/11	Year 4	$7.14	Increase
Building 1	34,000	$7.14	$242,897.78	$20,241.48
Building 1B	40,000	$7.14	$285,762.09	$23,813.51
Building 1C (G Bean)	6,200	$7.14	$44,293.12	$3,691.09

Total Sq Ft	80,200	$21.43	$572,952.99	$47,746.08
	Average SQ FT	$7.14

9/1/11 to 8/31/12	Year 5	$7.29	Increase	102.00%
Building 1	34,000	$7.29	$247,755.73	$20,646.31
Building 1B	40,000	$7.29	$291,477.33	$24,289.78
Building 1C (G Bean)	6,200	$7.29	$45,178.99	$3,764.92

Total Sq Ft	80,200	$21.86	$584,412.05	$48,701.00
	Average SQ FT	$7.29

9/1/12 to 8/31/13	Year 6	$7.43	Increase	102.00%
Building 1	34,000	$7.43	$252,710.85	$21,059.24
Building 1B	40,000	$7.43	$297,306.88	$24,775.57
Building 1C (G Bean)	6,200	$7.43	$46,082.57	$3,840.21

Total Sq Ft	80,200	$22.30	$596,100.29	$49,675.02
	Average SQ FT	$7.43

9/1/13 to 8/31/14	Year 7	$7.58	Increase	102.00%
Building 1	34,000	$7.58	$257,765.06	$21,480.42
Building 1B	40,000	$7.58	$303,253.02	$25,271.08
Building 1C (G Bean)	6,200	$7.58	$47,004.22	$3,917.02

Total Sq Ft	80,200	$22.74	$608,022.30	$50,668.52
	Average SQ FT	$7.58

9/1/14 to 8/31/15	Year 8	$7.73	Increase	102.00%
Building 1	34,000	$7.73	$262,920.37	$21,910.03
Building 1B	40,000	$7.73	$309,318.08	$25,776.51
Building 1C (G Bean)	6,200	$7.73	$47,944.30	$3,995.36

Total Sq Ft	80,200	$23.20	$620,182.74	$51,681.90
	Average SQ FT	$7.73

9/1/15 to 8/31/16	Year 9	$7.89	Increase	102.00%
Building 1	34,000	$7.89	$268,178.77	$22,348.23
Building 1B	40,000	$7.89	$315,504.44	$26,292.04
Building 1C (G Bean)	6,200	$7.89	$48,903.19	$4,075.27

Total Sq Ft	80,200	$23.66	$632,586.40	$52,715.53
	Average SQ FT	$7.89

9/1/16 to 8/31/17	Year 10	$8.05	Increase	102.00%
Building 1	34,000	$8.05	$273,542.35	$22,795.20
Building 1B	40,000	$8.05	$321,814.53	$26,817.88
Building 1C (G Bean)	6,200	$8.05	$49,881.25	$4,156.77

Total Sq Ft	80,200	$24.14	$645,238.13	$53,769.84
	Average SQ FT	$8.05

		10 Year Total	$5,911,824.45

Option Top Purchase Pilgrim 1 Building & Development Rights to Sites C & J AT 2.5% Escalation Start 2007
To 8/31/2007
Pilgrim 1 Dev Rights	$950,000.00
Pilgrim 1 Building	$3,800,000.00

Total	$4,750,000.00

9/1/07 to 8/31/08	Increase	102.50%
Pilgrim 1 Dev Rights	$973,750.00
Pilgrim 1 Building	$3,895,000.00

Total	$4,868,750.00		$118,750.00
			Increase YOY

9/1/08 to 8/31/09	Increase	102.50%
Pilgrim 1 Dev Rights	$998,093.75
Pilgrim 1 Building	$3,992,375.00

Total	$4,990,468.75		$121,718.75
			Increase YOY

9/1/09 to 8/31/10	Increase	102.50%
Pilgrim 1 Dev Rights	$1,023,046.09
Pilgrim 1 Building	$4,092,184.38

Total	$5,115,230.47		$124,761.72
			Increase YOY

9/1/10 to 8/31/11	Increase	102.50%
Pilgrim 1 Dev Rights	$1,048,622.25
Pilgrim 1 Building	$4,194,488.98

Total	$5,243,111.23		$127,880.76
			Increase YOY

9/1/11 to 8/31/12	Increase	102.50%
Pilgrim 1 Dev Rights	$1,074,837.80
Pilgrim 1 Building	$4,299,351.21

Total	$5,374,189.01		$131,077.78
			Increase YOY

9/1/12 to 8/31/13	Increase	102.50%
Pilgrim 1 Dev Rights	$1,101,708.75
Pilgrim 1 Building	$4,406,834.99

Total	$5,508,543.74		$134,354.73
			Increase YOY

9/1/13 to 8/31/14	Increase	102.50%
Pilgrim 1 Dev Rights	$1,129,251.47
Pilgrim 1 Building	$4,517,005.86

TotaI	$5,646,257.33		$137,713.59
			Increase YOY

9/1/14 to 8/31/15	Increase	102.50%
Pilgrim 1 Dev Rights	$1,157,482.75
Pilgrim 1 Building	$4,629,931.01

Total	$5,787,413.76		$141,156.43
			Increase YOY

9/1/15 to 8/31/16	Increase	102.50%
Pilgrim 1 Dev Rights	$1,186,419.82
Pilgrim 1 Building	$4,745,679.29

Total	$5,932,099.11		$144,685.34
			Increase YOY

9/1/16 to 8/31/17	Increase	102.50%
Pilgrim 1 Dev Rights	$1,216,080.32
Pilgrim 1 Building	$4,864,321.27

Total	$6,080,401.58		$148,302.48
			Increase YOY